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                                                                  Exhibit 10(xi)


                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

          This Amendment No. 2 to Employment Agreement, entered into as of the 2nd day of January, 1997 (this "Amendment"), by and between NAI Technologies, Inc., a New York corporation (the "Company"), and Richard A. Schneider (the "Executive").

          The Company and the Executive have entered into an Employment Agreement, dated as of October 16, 1995 (the "Employment Agreement") as amended by Amendment No. 1 to the Employment Agreement, dated as of August 8, 1996, and the Company and the Executive desire to amend the Employment Agreement.

          A. Amendment of Section 3.1. Pursuant to Section 11 of the Employment Agreement, Section 3.1 of the Employment Agreement shall be deleted in its entirety, as of the date hereof, and replaced with the following language:

             "3.1 Salary. During the Term, the executive shall be paid salary at a rate of $180,000 per annum ("Salary"), payable in substantially equal installments (not less frequently than monthly) in accordance with the Company's regular payroll practices."

          B. Amendment of Section 3.2. Pursuant to Section 11 of the Employment Agreement, Section 3.2 of the Employment Agreement shall be deleted in its entirety, as of the date hereof, and replaced with the following language:

             "3.2. Incentive Compensation. In addition to Salary, and subject to attaining the targets set forth annually by the Board of Directors, the Company shall pay to Executive an annual bonus (the "Bonus") equal to forty percent (40%) of Salary in a lump sum not later than March 31 of the year following the applicable year. The Bonus shall be paid in accordance with the terms of the Company's short-term incentive bonus program."

          C. Effect of this Amendment. This constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral or written communications, memoranda, proposals, negotiations, discussions and commitments with respect to the subject matter hereof. Except as otherwise expressly provided herein, no other changes or modifications to the Employment Agreement are intended or implied, and in all other respects the Employment Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of


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the Employment Agreement conflicts with any provision of this Amendment, the provision of this Amendment shall control.

          D. Assignability. The respective rights and obligations of the Executive and the Company under this Amendment and the Employment Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of the Executive and the successors and assigns of the Company.

          E. Miscellaneous. This Amendment is to be construed and enforced in accordance with the internal substantive laws of the State of New York, irrespective of the principles of conflicts of law. The waiver of any breach of this Amendment by any party shall not be construed as a waiver of any subsequent breach by any party. This Amendment may not be changed orally, but only by an agreement in writing signed by the parties to this Amendment.

             IN WITNESS WHEREOF, the Executive has executed this Amendment and the Company has caused this Amendment to be executed by a duly authorized officer and to become effective as of the day and year first above written.


NAI TECHNOLOGIES, INC.


By:/s/ Robert A. Carlson                    /s/ Richard A. Schneider
   ---------------------                    ------------------------
Name:  Robert A. Carlson                    Richard A. Schneider
Title: Chairman and Chief
       Executive Officer


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